Exhibit 99.1

Contact:  Kathleen Campbell, Marketing Director
    First Citizens National Bank
    15 South Main Street
    Mansfield, PA 16933
    570-662-0422
    570-662-8512 (fax)

Citizens Financial Services, Inc. Reports First Quarter 2007 Earnings

MANSFIELD, PENNSYLVANIA— April 19, 2007 - Citizens Financial Services, Incorporated (OTC BB: CZFS), parent company of First Citizens National Bank, has released its unaudited financial performance for the first quarter of 2007.

Net income for the three months ended March 31, 2007 was $1,380,000, which compares to $1,276,000 for the first quarter last year. This is an increase of $104,000, or 8.2%. Earnings per share for the first quarter are $.49 compared with $.44 last year, representing an increase of 11.4%. Return on equity for the three months ended March 31, 2007 and 2006 was 12.10% and 11.84%, respectively. Non-interest expenses have decreased $113,000 or 2.9% from a year ago.

CEO and President Randall E. Black stated, “Throughout this very difficult and abnormal yield curve environment, we have been able to achieve improved financial performance through cost control and deposit pricing discipline.”

Since last year, total assets have increased $26.2 million, or 4.8%. At the end of March, total assets were $566.4 million compared to $540.2 million last March. Net loans have increased $23.2 million since last March, an increase of 6.0%. Deposits have increased $29.6 million while borrowed funds have decreased $8.4 million.

Stockholders’ Equity, excluding accumulated other comprehensive income, has increased $2.8 million, or 6.4% since last March. Book value per share at March 31, 2007 was $16.31 compared with $15.32 last year, an increase of 6.5%. In April, a cash dividend of $.22 ½ per share was declared and will be paid to shareholders on April 27, 2007 to record holders as of April 13, 2007. This represents an increase of 4.7% over the dividend paid last April.

Citizens Financial Services, Inc., has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties, Pennsylvania and Allegany County, New York, where their 16 offices are located.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	March 31	December 31	March 31
(in thousands except share data)	2007	2006	2006
ASSETS:
Cash and due from banks:
Noninterest-bearing	$7,491	$10,007	$9,781
Interest-bearing	2	8	21
Total cash and cash equivalents	7,493	10,015	9,802

Available-for-sale securities	109,320	109,743	105,220

Loans (net of allowance for loan losses:
2007, $3,972; December 31, 2006, $3,876; and March 31, 2006, $3,709)	408,285	410,897	385,116

Premises and equipment	12,898	12,892	12,195
Accrued interest receivable	2,577	2,458	2,316
Goodwill	8,605	8,605	8,605
Bank owned life insurance	8,126	8,047	7,815
Other assets	9,064	9,511	9,134

TOTAL ASSETS	$566,368	$572,168	$540,203

LIABILITIES:
Deposits:
Noninterest-bearing	$50,865	$48,509	$52,360
Interest-bearing	406,183	398,006	375,087
Total deposits	457,048	446,515	427,447
Borrowed funds	58,686	75,775	67,042
Accrued interest payable	2,167	2,287	1,657
Other liabilities	4,081	4,091	2,786
TOTAL LIABILITIES	521,982	528,668	498,932
STOCKHOLDERS' EQUITY:
Common Stock
$1.00 par value; authorized 10,000,000 shares;
issued 2,992,896 shares in 2007 and at December 31, 2006
and 2,965,257 shares at March 31, 2006	2,993	2,993	2,965
Additional paid-in capital	11,933	11,933	11,359
Retained earnings	34,767	34,007	31,930
Accumulated other comprehensive loss	(1,605)	(1,737)	(1,942)
Treasury Stock, at cost: 173,204 shares for
2007, 172,954 shares at December 31, 2006
and 144,088 shares at March 31, 2006	(3,702)	(3,696)	(3,041)
TOTAL STOCKHOLDERS' EQUITY	44,386	43,500	41,271
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$566,368	$572,168	$540,203

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
	Three Months Ended
	March 31,
(in thousands, except per share data)	2007	2006
INTEREST INCOME:
Interest and fees on loans	$7,357	$6,519
Investment securities:
Taxable	1,014	819
Nontaxable	224	226
Dividends	91	67
TOTAL INTEREST INCOME	8,686	7,631
INTEREST EXPENSE:
Deposits	3,309	2,601
Borrowed funds	926	663
TOTAL INTEREST EXPENSE	4,235	3,264
NET INTEREST INCOME	4,451	4,367
Provision for loan losses	120	60
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	4,331	4,307
NON-INTEREST INCOME:
Service charges	748	706
Trust	138	129
Brokerage	15	58
Insurance	4	36
Investment securities losses, net	-	(6)
Earnings on bank owned life insurance	79	72
Other	143	137
TOTAL NON-INTEREST INCOME	1,127	1,132
NON-INTEREST EXPENSES:
Salaries and employee benefits	2,093	2,036
Occupancy	301	308
Furniture and equipment	128	152
Professional fees	165	140
Amortization	36	144
Other	1,055	1,111
TOTAL NON-INTEREST EXPENSES	3,778	3,891
Income before provision for income taxes	1,680	1,548
Provision for income taxes	300	272
NET INCOME	$1,380	$1,276

Earnings Per Share	$0.49	$0.44
Cash Dividends Paid	$0.22	$0.21

Weighted average number of shares outstanding	2,819,775	2,867,964

FINANCIAL HIGHLIGHTS
(UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

	2007	2006
Three Months Ended March 31
Net Income	$1,380	$1,276
Comprehensive Income	1,512	875
Per common share data:
Earnings per share	$0.49	$0.44
Cash dividends paid per share	$0.22	$0.21
Performance Ratios:
Return on average assets (annualized)	0.96%	0.96%
Return on average equity (annualized)	12.10%	11.84%

At March 31
Assets	$566,368	$540,203
Investment securities:
Available for sale	109,320	105,220
Loans (net of unearned income)	412,257	388,825
Allowance for loan losses	3,972	3,709
Deposits	457,048	427,447
Stockholders' Equity	44,386	41,271
Non-performing assets	2,946	3,007
Average Leverage Ratio	7.90%	7.91%
Per common share data:
Book value	$16.31	$15.32
Market value (average of bid/ask price)	$22.77	$22.30
Market price to book value ratio	139.60%	145.59%

Per share calculations give retroactive effect to stock dividends declared by the Company

			Cash Dividends
Common Stock Information:	Bid	Ask	Paid Per Share

Quarter Ended:

March 31, 2007	$22.55	$23.00	$0.220
December 31, 2006	$22.00	$23.50	$0.220
September 30, 2006	$22.00	$23.00	$0.215
June 30, 2006	$21.60	$23.00	$0.215

March 31, 2006	$21.35	$23.25	$0.210
December 31, 2005	$20.80	$21.00	$0.210
September 30, 2005	$20.10	$20.50	$0.205
June 30, 2005	$21.00	$21.70	$0.205